EXHIBIT 10.6

RELEASE AND INDEMNIFICATION AGREEMENT

This Release and Indemnification ("Agreement") is made to be effective this 15th day of October, 2007 by William J. Kettle ("Bill Kettle"), Scott M. Kettle ("Scott Kettle"), Maria Kettle ("Maria Kettle"), and Accesskey IP, Inc., a Nevada Corporation ("Accesskey" or the "Company").

WHEREAS, Bill Kettle was the sole director of Accesskey when it was known by its previous name, EWAN 1, Inc. ("EWAN");

WHEREAS, Maria Kettle and Scott Kettle were officers EWAN;

WHEREAS, Bill Kettle and Maria Kettle resigned their positions as officer and director of EWAN in July, 2006;

WHEREAS, Scott Kettle resigned as an officer of EWAN on April 21, 2006;

WHEREAS, a Nevada corporation can provide indemnification to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

(a) Is not liable pursuant to NRS 78.138; or
(b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation;

NOW THEREFORE, in consideration for the recitals set forth above, plus other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows.

1.    Release

Accesskey hereby releases and forever discharges Bill Kettle, Maria Kettle and Scott Kettle, of and from any and all manner of actions and causes of action, suits, debts, dues, sums of money, accounts, controversies, agreements, promises, damages, judgments, executions, claims, and demands whatsoever, in law or in equity, and particularly from all claims and demands whatsoever, arising in or out of, or in connection with, securities transactions, management decisions, director actions or any other matter, which Accesskey ever had, or now possesses, or which Accesskey plus its successors and assigns, hereafter can, shall, or may have against Bill Kettle, Maria Kettle and/or Scott Kettle, for, upon, or by reason of any matter, cause or thing whatever to the extent that they would not be liable under pursuant to section 78.138 of the Nevada Revised Statutes.

It is expressly understood that Section 1542 of the California Civil Code provides as follows:

General release; extent. A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

The provisions of Section 1542 of the California Civil Code, as well as the provisions of all comparable, equivalent and similar statutes and principles of common law of the United States and of any and all of the states of the United States, if in any way applicable, are hereby knowingly and voluntarily waived and relinquished and Accesskey expressly includes in this Release any unknown claims that the undersigned may have against Bill Kettle, Maria Kettle and/or Scott Kettle.

2.    Indemnity

Accesskey shall indemnify and hold Bill Kettle, Maria Kettle and Scott Kettle (each an "Indemnitee") harmless from any and all liability, cost, loss or damage which Indemnitees may suffer or incur as a result of any claim, demand or judgment against Indemnitee arising out of a claim by any third party which is covered by § 78.7502 of the Nevada Revised Statutes.

Accesskey shall indemnify to the fullest extent permitted by law if Indemnitee was or is or becomes a party to or witness or other participant in, or are threatened to be made a party to or witness or other participant in, any threatened, pending or completed action, suit, proceeding or alternative dispute resolution mechanism, or any hearing, inquiry or investigation that Indemnitee in good faith believes might lead to the institution of any such action, suit, proceeding or alternative dispute resolution mechanism, whether civil, criminal, administrative, investigative or other (hereinafter a "CLAIM") by reason of (or arising in part out of) any event or occurrence related to the fact that Indemnitee is or was a director, officer, employee, agent or fiduciary of Accesskey, or any subsidiary of Accesskey, or is or was serving at the request of Accesskey as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action or inaction on the part of Indemnitee while serving in such capacity (hereinafter an "INDEMNIFIABLE EVENT") against any and all expenses (including attorneys' fees and all other costs, expenses and obligations incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in, any such action, suit, proceeding, alternative dispute resolution mechanism, hearing, inquiry or investigation), judgments, fines, penalties and amounts paid in settlement (if such settlement is approved in advance by Accesskey, which approval shall not be unreasonably withheld) of such Claim and any federal, state, local or foreign taxes imposed on Indemnitees as a result of the actual or deemed receipt of any payments under this Agreement (collectively, hereinafter "EXPENSES"), including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses. Such payment of Expenses shall be made by Accesskey as soon as practicable but in any event no later than twenty days after written demand by Indemnitees therefor is presented to Accesskey.

3.    Term of Indemnity

The indemnity under this Agreement shall commence on the date hereof and shall continue in full force and effect until July 31, 2017.

4.    Notice of Claims by Indemnitees

Indemnitees agree to notify Acccsskey in writing, within ten (10) days of any claim made against lndemnitees in respect to obligations for which they are indemnified by Accesskey against or for which Accesskey is obligated to provide a defense hereunder,

5.    Consideration

Scott Kettle agrees to sell no more than one million (1,000,000) shares of Accesskey IP Inc.'s common shares per Calendar month for a period of 4 months following the date of this agreement. For calculation of the time period, the parties agree that the date the 4-month period shall begin shall be October 15, 2007. Further, in the event that the sale price for such shares reaches $.05 per share or greater, Scott Kettle agrees not to sell more than 500,000 shares of Accesskey IP common stock per month during that 4 month period. Accesskey shall, within 3 days after execution of this agreement, instruct its transfer agent to issue to Scott Kettle a certificate representing ten million (10,000,000) unrestricted shares of Accesskey IP common stock, in replacement of the certificate representing ten million (10,000,000) shares of Accesskey IP common stock bearing a restrictive legend that was previously submitted by Scott Kettle.

Bill Kettle agrees to transmit 12,500,000 shares of Accesskey IP (formerly, Ewan 1, Inc.) common stock back to the Company immediately upon the transfer agent's issuance to Scott Kettle of an unlegended certificate representing 10,000,000 shares of Accesskey IP common stock.

6.    Miscellaneous

A.   Further Assurances

At any time and from time to time, after the date, hereto, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or otherwise to carry out the intent and purposes of this Agreement.

B.    Waiver

Any failure on the part of any party hereto to comply with any of its obligations, agreements, or conditions hereunder, may only be waived in writing by the party to whom such compliance is owed.

C.    Headings

The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

D.    Governing Law

This Agreement was negotiated and is being contracted for in the United States, State of California, and shall be governed by the laws of the State of California, notwithstanding any conflict-of-law provision to the contrary.

E.    Binding Effect

This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors and assigns.

F.    Public Statements

Neither party shall make any press release, including oral statements to a member of the press or a public relations company, or written statements, of a material nature, relating to the other party or concerning the transactions covered by this agreement, without the prior approval of the other party. Nevertheless, the Company may make any and all statements which it deems necessary to comply with federal and state securities regulations, or to comply with the orders of any judicial or regulatory body.

G.    Non-contravention

The Company agrees not to take any steps to contest or frustrate the valid transfer of all shares covered under this agreement.

H.    Entire Agreement

This Agreement contains the entire agreement between the parties hereto and supersedes any and all prior agreements, arrangements or understandings between the parties relating to the subject matter hereof. No oral understandings, statements, promises or inducements contrary to the terms of this Agreement exist. No representations, warranties, covenants or conditions, express or implied, other than as set forth herein, have been made by any party.

I.    Severability

If any part of this Agreement is deemed unenforceable, the balance of this Agreement shall remain in full force and effect.

J.    Counterparts

This Agreement may be executed simultaneously in two or more counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and may be delivered in original or by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such part can be seen, and in such case the facsimile execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties agree to deliver an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof subsequent to the effective date.

IN WITNESS WHEREOF the undersigned have executed this Agreement to be effective as of the date set forth above.

By:  /s/ William J. Kettle
William J. Kettle, individually

By:  /s/ Maria Kettle
Maria Kettle, indivtdually

By:  /s/ Scott M. Kettle
Scott M. Kettle, individually

ACCESSKEY IP, INC.

By:  /s/ George Stevens
Name: George Stevens, CEO

5